Exhibit 10.2

A Confidential Treatment Request has been submitted for parts of this contract and therefore certain portions of this exhibit has been omitted based upon that request for confidential treatment. The non-public information has been filed with the Commission.

NEW BENEFITS, INC.

13748 Neutron Road, Dallas, Texas 75244 800-800-8304 972-404-8192 Fax 972-991-5218

Marketing Agreement

National Health & Safety Corporation
and
New Benefits, Inc.

May 31, 2001

This agreement entered into this 31st day of May, 2001, by and between New Benefits, Incorporated, (hereinafter referred to as "NBI") whose principal mailing address is 13748 Neutron Rd., Dallas, Texas 75244, and National Health & Safety Corporation, (hereinafter referred to as "Company") whose principal business address is 3811 Bee Cave Road, Suite 210, Austin, Texas 78746.

Whereas, NBI is engaged in the business of the development and design of healthcare and consumer benefits programs (the "NBI Programs"); and

Whereas, the Company is in the business of marketing various types of discount healthcare and consumer services and benefits to its clients, members, etc., through its wholly-owned subsidiary MedSmart Healthcare Network, Inc.; and

Whereas, the Company desires to purchase the NBI Programs for distribution through its direct marketing clients and other groups; and

Whereas, the Company wishes to engage the services of NBI and NBI wants and agrees to establish a business relationship with Company with regard to offering one or more of the NBI Programs; and

Now Therefore, for and in consideration of the mutual promises and covenants contained herein, and with the understanding that this Agreement is contingent upon the good faith representations made by the Vendors under contract with NBI, NBI and Company have agreed and do agree as follows:

1. NBI Duties and Responsibilities

As hereinafter set forth, NBI understands and agrees to perform the following duties and accepts the responsibilities as herein identified. NBI shall:

    Provide access to products and services for discount health and consumer benefits with the Provider Network listed in Schedule 1 at the prices outlined in Schedule 2.

    Provide toll-free telephone service for Company's eligible members to access providers and member service functions. Trained member service representatives shall be available from 8:00 am to 6:00 pm Central Standard Time, Monday through Friday, except on NBI recognized holidays. An automated voice response system shall be available at all times for members to locate vision and chiropractic providers or leave callback messages.

    Provide an Internet Website for members to locate providers and which may be private-labeled and/or framed within NHLT's Website.

    Be responsible for enrolling each eligible member in each benefit network.

    Provide NHLT with monthly reports in a mutually agreed electronic media format.

    Process, enroll, and send new member packets to all fully- paid new members within thirty (30) days of the receipt of each new membership listing.

    Provide additional membership cards to eligible family members for a non-commissionable $2.50 per card.

    2. Company Duties and Responsibilities

    As hereinafter set forth, the Company understands and agrees to perform the following duties and accepts the responsibilities as herein identified. Company shall:

    Obtain prior written approval from NBI for any and all printed literature, radio/television media, web sites, materials, membership cards, or similar printed items as to their content, design, format, use of any trade name, use of any vendor name, trademark or service mark of NBI or any vendor under contract with NBI.

    Send to NBI all new member information electronically or on a mutually agreed upon medium.

    Pay NBI compensation for each membership on a monthly basis. Said compensation shall be paid by the tenth (10th) day of each month for all active members enrolled by the last day of the previous month. If Company is paid monthly, then Company agrees to pay NBI monthly. If Company is paid annually, Company agrees to pay NBI annually. If Company fails to pay NBI within ten (10) days of receipt of billing, NBI may notify Company in writing of such failure to pay and issue a warning to Company that if payment in full for all previously billed amounts is not received within fourteen (14) days from date of notice, the Agreement may be terminated at the sole discretion of NBI. If Company fails to pay in full all previously billed invoices within the fourteen (14) day period following notification, NBI may notify Company of such failure to pay and immediately terminate this Agreement. A termination of the Agreement does not relieve Company of the obligation to pay all moneys due.

    Be responsible for all marketing materials.
    Allow NBI to change service providers with 30 days notice.
    Authorize NBI to reference Company as a client.

    Agree not to multilevel market or network market NBI benefits.

    Identify, market, and refer NBI potential clients and/or customers on a non-exclusive basis.

    Agree to grant a complete refund to members for any reason for the first 30 days of membership. After 30 days and up to 6 months, Company agrees to grant a complete refund of membership fees upon request of any member with a complaint. In each case, NBI will be responsible for refunding its pro-rata share of the membership fee.

    Be required to submit a completed Group Activation Form and census (when applicable) to NBI a minimum of three (3) weeks before the enrollment date.

    3. Nature of Relationship

    No provision of this Agreement is intended to create nor shall be deemed or construed to create any relationship between NBI and Company other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement.

    The parties hereto are not and shall not be deemed for any purpose to be joint venturers or partners. Neither of the parties to this Agreement nor any of their respective officers, directors, or employees shall represent themselves as the employee, partner, or agent of the other party and shall not be deemed or construed to be the agent, employee, or partner of the other party.

    Both parties agree to adhere to all applicable laws, rules, and/or regulations pertaining to the solicitations, and marketing of NBI products and services, except that Company shall not be responsible for the acts and/or omissions of customers, clients, potential customers, and/or potential clients it refers to NBI.

    Except as specifically provided in this Agreement, neither party authorizes the other party to represent them for any purpose without prior written consent. The signature and agreement of both parties shall be necessary to bind the parties as to third parties, except for those cases in which to require the signature of both parties would defeat the purpose of the Agreement.

    The Parties acknowledge the existence of a "Commission Agreement," dated May 4, 2001, which establishes a pricing plan under which NBI pays the Company a commission for certain sales by NBI. The Parties understand that the Agreement of May 4 and this Agreement are not ancillary and are to be administered and construed separately.

    4. Recognition of Validity of Trademark

    Company hereby agrees and shall at all times recognize the validity of any and all trademarks, service marks, and trade names of NBI and the ownership thereof by NBI as herein granted and shall not at any time put in issue or contest, either directly or indirectly, the validity of such trademarks, service marks or trade names. In addition, nothing in this Agreement shall give Company any interest in such trademarks, service marks, trade names, or in any design used in connection therewith. It is further understood and agreed that there is granted by this Agreement a permission, not coupled with an interest, to use of any such trademarks, service marks, trade names, or designs in connection with the license herein granted; such use to be in the manner and with the result of designating NBI as the source of and origin of such services and/or products.

    Company also agrees that in the event of any actual or suspected infringement of any trade name, trademark, or service mark which is owned by NBI, that Company shall promptly report the same in writing to NBI. Determination of whether to institute any demand, suit or action with reference to any such suspected or actual infringement shall be made solely by NBI and, if instituted, it shall be instituted, controlled and maintained at the expense of NBI. Company agrees to cooperate fully with NBI with reference to any such demand, suit, or action.

    NBI agrees to extend to Company the same rights and cooperation as set forth in this Paragraph 4 regarding the trademarks, service marks, and trade names of Company as Company has extended to NBI.

    5. Term and Termination

    The initial term of this Agreement shall begin on the date of this Agreement as set forth above, and shall continue for a period of one year from that date, unless terminated sooner pursuant to the provisions of this Agreement. Upon expiration of the initial term, this Agreement shall automatically renew on the same terms and conditions for successive one-year periods, unless terminated:

    In writing, by certified mail, return receipt requested, at the address set forth as the principal address with one hundred, eighty (180) days notice by either party with or without cause. In the event this Agreement is terminated by NBI without cause, existing business and renewals will be honored for so long as membership fees are collected by NBI.

    In writing, by certified mail, return receipt requested, at the address set forth as the principal address with thirty (30) days notice by either party "with cause" which is defined as follows:

    Misrepresentation by either party of the NBI discount benefit programs in the marketplace

    Default or breach by either party of the terms of this Agreement or those contained in any subsequent amendments or schedules.

    By law, if any state or federal law or regulation is enacted or promulgated that prohibits the performance of any of the duties hereunder, or if any law is interpreted to prohibit such performance.

    Either party may give written notice demanding that said default, breach, or misrepresentation be remedied within thirty days, and if the default is not remedied, this Agreement is deemed terminated. In the event of breach by either party of any covenants of this Agreement or any of the terms hereof, that party shall forfeit all rights to any compensation that might otherwise be due. The parties also agree that damages and remedies at law for such breaches would be inadequate and that either party may apply to a court of competent jurisdiction for, and shall be entitled to, an injunction by such court to prevent further breach thereof on the part of the other party. Each party agrees to pay all court costs and reasonable attorneys' fees incurred by the other party in obtaining specific performance of, or any injunction against violation of, or continuous violation of, the requirements of this Agreement.

    6. Confidentiality

    For the purpose of this Section, Confidential Information shall mean all information, documents, names of customers/clients/members, software, present and future products, price quotes, proposed commission structures, and policies (including listing thereof and documentation related thereto) disclosed by either party hereto to the other during the term of this Agreement. The parties acknowledge and agree that the Confidential Information is proprietary to, and a valuable trade secret of, the disclosing party, and that any disclosure or unauthorized use thereof will cause irreparable harm to the disclosing party. Disclosure of any of the terms of this Agreement is grounds for immediate termination of this Agreement. Accordingly, the parties each agree and undertake to:

    Treat Confidential Information in confidence and use it only in connection with this Agreement;

    Not copy, in whole or in part, Confidential Information except insofar as is reasonably necessary for performance of the Agreement;

    Not disclose Confidential Information;

    Return Confidential Information, including all copies and records thereof, at the expiration or earlier termination of this Agreement, provided however, that the parties may retain such information as is reasonably necessary for the performance of the parties' respective duties and obligations after expiration of the Agreement;

    Not use Confidential Information to compete or assist any person or entity in competing with the business of the other party or its affiliates; and

    Not use, sell, or in any way violate the privacy of the clients/members names, which shall become available to each other through the servicing of this relationship.

    7. Non-Competition

    The Company for and on behalf of its officers, agents, directors, and principal shareholders agree that during the term of this Agreement, and for a period of one (1) year after this Agreement, it and they shall not directly or indirectly contract with any vendor listed in Schedule 1 unless excepted by Section 9 and listed on Schedule 3 of this Agreement, and

    The Company shall not hire any employee or former employee of NBI during this period.

    If the Company elects to establish its own Provider Network, it will not utilize NBI's confidential provider list(s) to solicit and/or contract with any providers made available to Company by NBI under the terms of this Agreement.

    Company is not prohibited from establishing its own provider network(s) when soliciting providers from lists in the public domain.

The covenants by the Company contained in this paragraph are of the essence of this Agreement and NBI would not appoint the Company hereunder in the absence of such covenants. In consideration of such covenants for selling memberships and to entrust to Company provider lists, marketing materials, and other related confidential information pertaining to the business of NBI, the Company hereby expressly agrees that the utilization of such training and sales information in competition against NBI or its affiliates as hereinafter expressly prohibited would be grossly unfair to NBI and would cause continuing irreparable damage to NBI.

8. Non-Circumvention

Any direct sales leads or referrals developed, created or furnished by Company in the promotion and/or marketing of memberships in any of NBI's benefit programs which result in sales of, or negotiations for sales of memberships, shall be considered a potential client of Company. In order to prevent Company's potential clients from trying to contract directly with NBI, Company must complete NBI's Non-Circumvention Agreement, available upon request from NBI's Contract Administrator. Upon receipt of each completed Non-Circumvention Agreement, NBI will notify Company the Company has registered the listed client as Company's prospect. Should the named organization or one of their representatives try to contact NBI, NBI will immediately direct them back to Company. NBI's Non-Circumvention Agreement is valid of a period of ninety (90) days and will be extended upon written proof by Company within said ninety (90) day period that Company is still pursuing said client.

From time to time, more than one entity may try to secure the same client's business. The Non-Circumvention Agreement does not preclude other agents, subcontractors, distributors, or other brokers of NBI from working with a prospective client listed in the Non-Circumvention Agreement. However, it does prevent the client from going to NBI to negotiate a direct contract. In the event that two entities have presented NBI's products to the same client or their representative, the client will be asked to issue a "Broker of Record" statement designating which Company has been selected.

9. Exception

NBI and Company understand and acknowledge that Company is currently engaged in providing the POWERx Medical Benefits Network to cardholders through its subsidiary, MedSmart Healthcare Network, Inc. In that regard, Company has existing contracts with Vendors listed in Schedule 3 of this agreement. The parties agree that no section of this Agreement shall apply to the Company's or MedSmart's relationship with the listed Vendors during existing contracts and any renewals of the existing contracts. Conflicts between this Agreement and Company or MedSmart's existing Vendor contracts will be settled in favor of Company and MedSmart's contracts.

10. Indemnification

NBI agrees, except as otherwise provided, to indemnify, defend and hold Company harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs and expenses, including reasonable attorney's fees, arising from or in any way connected with (i) the failure of NBI to provide the Program in accordance with its terms; or (ii) the failure of NBI to perform its duties pursuant to this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation by NBI which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

Company agrees to indemnify, defend and hold NBI harmless from any and all loss, claims, damages, suits, liabilities and any costs or expenses, including reasonable attorney's fees, arising from or in any way connected with (i) the sale or furnishing of services of Company; (ii) the failure of the Company to perform its duties under this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation made solely by the Company and not approved in writing by NBI which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

11. Partial Invalidity and Severability

In case any one or more of the provisions contained herein shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed, so far as is reasonable and possible, as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein or in a manner that is reasonable and reflects the intent of the parties hereto.

12. Assignment

Neither this Agreement nor any of the benefits to accrue hereunder shall be assigned or transferred, either in whole or in part, without the prior written consent of NBI, which will not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assign.

13. Legislative Changes

In relation to the subject matter of this Agreement, each party shall perform its duties in compliance with all applicable laws, ordinances, regulations and other requirements that are now governing or may in the future govern the subject matter of this Agreement. If the performance of a duty by either party under this Agreement cannot be performed due to a legislative or regulatory change, or if the performance by any party hereto of any term, covenant, condition or provision of the Agreement should violate any statute, ordinance, or be otherwise deemed illegal by any governmental body or agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to renegotiate this Agreement to remove or negate the effect of the Jeopardy Event.

14. Waivers

The failure of any party to insist upon the prompt and punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

15. Construction

This Agreement shall be interpreted as though it were mutually drafted. The masculine includes the feminine and vice versa, and the singular includes the plural and vice versa. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any Party hereto on the ground that such party drafted or caused to be drafted this Agreement or any part hereof, nor shall any presumption or burden of proof or persuasion be implied by virtue of the fact that this Agreement may have been prepared by or at the request of a particular Party or their counsel.

16. Entire Agreement

This Agreement contains the entire and only Agreement between the parties hereto and supersedes all other prior Agreements between the parties whether written or oral. This Agreement shall not be modified or amended in any manner except in writing signed by all parties.

17. Captions

The section captions contained in this Agreement are for convenience or reference only and are not be considered in construing this instrument.

18. Force Majeure

Neither party shall be deemed to be in default of any provisions of this Agreement, or for failure in performance, resulting from acts or events beyond the control of such party provided the party claiming force majeure gives the other party prompt notice of such condition. Such acts shall include, but not be limited to, acts of God, civil or military authority and disturbance, war, strikes, fires, other catastrophes, or other events beyond the parties' reasonable control. Force majeure conditions shall not excuse payment obligations provided services remain current.

19. Miscellaneous Services

Should Company request additional services including, but not limited to, programming, programming changes, commission disbursement restructure, system development, etc., services will be performed at NBI's current Time & Material (T&M) rates. A T&M schedule will be furnished upon request.

20. Notice

Any notice required by this Agreement shall be in writing, by certified mail, to the addresses of the parties set forth, or to such other address as may hereinafter be designated by either party in writing.

21. Date Sensitive

In the event this Agreement is not signed by both parties on or before the 30th day of June 2001, it will be deemed null and void.

22. Facsimile Signature and Counterparts

This Agreement may be signed and then transmitted by facsimile and a facsimile copy shall have the same force and effect as an original. Further, the parties agree that it may be executed in counterparts, which when taken together have the same force and effect as if one Agreement were signed.

23. Opportunity to Consult an Attorney

Each party to this Agreement agrees that they have had an opportunity to review this Agreement and consult with an attorney prior to accepting its terms, and by signing below agrees that there was no duress placed on them and that there were no representations made other than those contained herein.

24. Responsibility to and Rights of Third Parties

Company acknowledges and agrees that (a) NBI does not practice medicine or any other profession, (b) NBI does not control the provision of services to Company's members, and (c) NBI has no responsibility for the care and treatment of Company's members rendered by the participating professionals from the respective network in which they are associated; such care and treatment being the sole responsibility of the participating professionals from the respective network in which they are associated.

25. Governing law

This Agreement is made in the County of Dallas, State of Texas, and shall be construed and interpreted in accordance with the laws of the State of Texas, and any cause of action that may arise with regard to this Agreement shall have venue in the County of Dallas, State of Texas. The parties agree that any claim, dispute or other difference between them shall be exclusively resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association with arbitration to occur at Dallas, Texas.

Executed by the Parties Hereto:
National Health & Safety Corporation	New Benefits, Inc.

Signature: Gary J. Davis .	Signature: Joel Ray .
Name: Gary J. Davis	Name: Joel Ray
Title: President & CEO	Title: CEO
Date: May 10, 2001	Date: May 10, 2001

Address: 3811 Bee Cave Road, Suite 210	Telephone #: (972) 404-8192
Austin, Texas, 78746	Fax Number: (972) 991-5218
Telephone #: (512) 328-0433	Email Address: jray@newbenefits.com
Fax Number: (512) 328-6846
Email Address: garydavis@medsmartinc.com

SS # or Fed. Tax I.D. #: 87-0505222
I. C. No.: # (assigned by NBI)

Schedule 1

New Benefits, Inc.

Provider Network

Applicable discounts and participating providers/vendors may change from time to time. The services may be used by the Member and their immediate family members. Immediate family members are defined as the member's spouse and legal dependents. NBI shall make available to Company the following discount services and products:

Confidential Information Omitted

Discounts on professional services/products are not available where prohibited by law.

Member Terms and Conditions:

Confidential Information Omitted

Schedule 2

Pricing

Option 1

Individual Selection Plan

Voluntary Wholesale Monthly* Pricing

NHLT agrees to pay NBI a commission on the number of memberships sold by NHLT. Memberships include both new sales and all renewals. Initially, the commission is the NBI wholesale prices listed below, but may be changed by mutual agreement of NBI and NHLT.
Core Benefit Selection:	Pricing[2]
Confidential Information Omitted
1 Confidential Information Omitted	2 Confidential Information Omitted
* Confidential Information Omitted

Complimentary Benefits included with the purchase of two or more benefits:

Confidential Information Omitted

Additional Terms:

Confidential Information Omitted

Schedule 2

Pricing

Option 2

Individual Selection Plan

Non-Voluntary Monthly* Wholesale Pricing

NHLT agrees to pay NBI a commission on the number of memberships sold by NHLT to third parties. Memberships include both new sales and all renewals. Initially, the commission is the NBI wholesale prices listed below, but may be changed by mutual agreement of NBI and NHLT.
Number of Members[3]	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits
	1	2	3	4	5	6	7	8
1,001[3]-5,000	Confidential Information Omitted
5,001-10,000
10,001-25,00
25,001-50,000
50,001-100,000
100,101-250,000
250,001
3 Confidential Information Omitted

Benefits Include:

Confidential Information Omitted

Complimentary Benefits with any purchase:

Confidential Information Omitted

Schedule 3

Current Vendors

National Health & Safety Corporation
MedSmart Healthcare Network, Inc.

The following Vendors are currently under contract with National Health & Safety Corporation or MedSmart Healthcare Network, Inc. and are excepted from the restrictions of this Agreement under Section 9.

Confidential Information Omitted